TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the “Agreement”) dated as of March 16, 2005 is entered into by and between Nostrum Pharmaceuticals, Inc., a Delaware corporation (“Nostrum”), and Bionutrics, Inc., a Nevada corporation (“Bionutrics”), and replaces in its entirety that certain Product Development and License Agreement dated as of June 16, 2004, as amended, previously entered into by the parties.

WHEREAS, Nostrum has developed, and is in the process of developing, certain controlled release and other formulation technology for pharmaceutical products;

WHEREAS, Bionutrics is researching, developing, manufacturing, marketing and selling pharmaceutical products; and

WHEREAS, Bionutrics desires to license from Nostrum the exclusive right to employ Nostrum’s technology to research, develop, manufacture, market, sell and otherwise commercialize certain pharmaceutical products, and Nostrum desires to grant such license to Bionutrics, all on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, as follows:

Article 1 - Definitions

The capitalized terms set forth below shall for the purposes of this Agreement have the meanings ascribed as follows.

“Affiliate” means any Person which controls, is controlled by or is under common control with a party. The term “control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or equity interest of a Person, or the right to receive over fifty percent (50%) of the profits or earnings of a Person or any other relationship which in fact conveys the power to control the management, business and affairs of a Person.

“Effective Date” means March 16, 2005.

“FDA” means the United States Food and Drug Administration or any successor agency of the United States government.

“Formulation” means the design, creation, and production of a specific pharmaceutical composition defined by dosage, method of release, strength and attendant pharmacokinetics which uses the Nostrum Technology and includes a Target Active Agent together with other components that, in the case of 505(b)(2) Products, produces unique functionality in the taste, solubility, absorption, food-effect or other attributes that modify the Target Active Agent’s pharmacokinetics or side-effects, and, in the case of Generic Products, achieves bioequivalence with the Target Active Agent.

“Functional Nutrition Products” shall have the meaning set forth in Section 2.3(b).

“Gross Profit”, for any Product, means, with respect to any period, Net Sales for the Product in that period less Bionutrics’ cost of goods sold for the Product, calculated in accordance with generally accepted accounting principles. For purposes of this Agreement, the term “cost of goods sold” shall mean, as applicable, (i) the purchase price paid by Bionutrics to the third party manufacturer of the Product plus the costs of shipment paid by Bionutrics that are associated therewith, or (ii) the fully allocated cost-of-goods of the Product if manufactured by Bionutrics or an Affiliate of Bionutrics, as calculated in accordance with generally accepted accounting principles; provided, however, that no amount for selling or marketing expenses shall be included and that amounts for general or administrative expenses or costs of working capital shall be included only to the extent that those amounts are directly attributable to the manufacture of the Product based upon the actual use of the manufacturing facilities by Bionutrics or an Affiliate of Bionutrics for that purpose. Notwithstanding any provision herein to the contrary, any amounts accounted for in the calculation of Net Sales shall not also be included in determining the cost of goods sold.

“Litigation Expenses” means out-of-pocket costs and expenses incurred by Bionutrics (i) in connection with the defense of any claim, suit or other legal action alleging that a Generic Product being developed, marketed and/or sold by Bionutrics hereunder infringes upon or misappropriates a third party’s patent or other intellectual property right, or (ii) in connection with the resolution of any such claim, suit or other legal action, including any judgments or awards against Bionutrics or any Affiliate of Bionutrics or subcontractor and any amounts paid in settlement (including license fees and royalties).

“Net Sales”, for any Product, means, with respect to any period, the amounts actually received by Bionutrics or its Affiliates from unaffiliated third parties (whether an end-user, distributor or otherwise) for the sale of the Product in the Territory, and exclusive of inter-company transfers or sales between or among Bionutrics and its Affiliates, less the following reasonable and customary deductions (without duplication) from such gross amounts:

(i)	normal and customary trade, cash and quantity discounts, allowances and credits;

(ii)	credits or allowances actually granted for damaged goods, returns or rejections of Product and retroactive price reductions;

(iii)
sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of the Product including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing);

(iv)
all charge back payments, discounts and rebates (whether mandated or otherwise) granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups and charge back payments, discounts and rebates (whether mandated or otherwise) charged by national or local government;

(v)	commissions paid to third parties and sales agents other than Bionutrics’ sales personnel and sales representatives; and

(vi)	freight, postage, shipping, customs duties and insurance charges, when included in billing.

“Nostrum Technology” means all of Nostrum’s proprietary information, know-how, materials and technology related to the Products (including without limitation, manufacturing information) and any related patent applications or patents owned or controlled by Nostrum or its Affiliates to the extent they cover the Products or any such information, trade secrets, know-how, materials or technology as applied to the Products.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

“Pivotal Study” means, as applied to a Generic Product, the pivotal pharmacokinetic biostudy or biostudies conducted by a fully licensed biostudy facility mutually satisfactory to Bionutrics and Nostrum which is reasonably expected to demonstrate, to the satisfaction of the FDA, the intended AB rated bio-equivalence of the Generic Product with the Target Active Agent sufficient to enable Bionutrics to submit to the FDA an acceptable ANDA for the manufacture and commercial sale of the Generic Product.

“Prestudy” means a pharmacokinetic biostudy which is intended to indicate the likelihood of demonstrating bio-equivalence of a Formulation with the Target Active Agent, typically carried out in a smaller number of volunteers than those required by FDA for pivotal pharmacokinetic biostudies.

“Product” means any 505(b)(2) Product (as defined below) or Generic Product (as defined below) which meets all of the following criteria: During the Three-Year Period, (i) Bionutrics notifies Nostrum that it has targeted the product for development and commercialization pursuant to this Agreement and provides Nostrum with a description of the product and the requested functionality therefor and (ii) Nostrum informs Bionutrics in writing within sixty (60) days following receipt of the notice that Nostrum believes, based on its preliminary study of the proposed product, that it has the ability, using the Nostrum Technology, to formulate the product with the functionality requested by Bionutrics and that nothing has come to Nostrum’s attention that makes Nostrum believe that the product or the Nostrum Technology as applied to the product would infringe any third party patents, patent applications or other intellectual property rights.

“505(b)(2) Products” means certain brandable pharmaceutical products that qualify for filing with the FDA under a “505(b)(2)” application, or a New Drug Application (“NDA”), pursuant to the federal Food, Drug and Cosmetic Act (the “Act”), using Formulations of Target Active Agents that are defined specifically by dosage, method of release, strength and the attendant pharmacokinetic effect resulting therefrom.

“Generic Products” means certain pharmaceutical products that are AB rated, generic bio-equivalents of branded products which qualify for filing with the FDA pursuant to an Abbreviated New Drug Application (“ANDA”) under the Act, using Formulations of Target Active Agents that are defined specifically by dosage, method of release, strength and the attendant pharmacokinetic effect resulting therefrom.
“Target Active Agent” means a specific pharmaceutical compound, which has been approved by the FDA as a branded drug for manufacture and sale to the public for one or more specific disease indications, which Bionutrics targets for development as a 505(b)(2) Product or a Generic Product.

“Territory” means the world.

“Three-Year Period” means three years from the Effective Date.

Article 2 - Grant of License

2.1 License Grant. (a) Nostrum hereby grants to Bionutrics, and Bionutrics accepts, an exclusive license under the Nostrum Technology to develop, make, have made, use, import, offer for sale, market, sell and otherwise commercialize Products in the Territory. Subject to the terms of this Agreement, each Product shall be owned by Bionutrics, and Bionutrics shall have exclusive rights thereto.

(b) Technology License Grant Limit. Notwithstanding anything herein to the contrary, the license grant provided in Section 2.1 shall be limited to no more than ten (10) 505(b)(2) Products and no more than ten (10) Generic Products which in all such cases shall have been designated by the parties as Products (as defined in Article 1) within the Three-Year Period.

 2.2 Retained Rights. Subject to the license granted to Bionutrics hereunder, Nostrum shall remain the sole owner of all Nostrum Technology, including that which Nostrum shall have furnished to Bionutrics in connection with the performance of Nostrum’s obligations pursuant to this Agreement. Nostrum shall retain all right, title and interest to use or license the Nostrum Technology in connection with any Product, Formulation or process except for the Products.

2.3 Development of Other Products.

(a) Bionutrics shall not have any rights with respect to any products other than the Products, as determined in accordance with the terms of Section 2.1.

(b) The parties shall within thirty (30) days of the date of this Agreement execute a product license agreement for the development and commercialization of functional foods, medical foods, dietary supplements and similar non-pharmaceutical products based on Bionutrics’ compositions employing Nostrum Technology for product formulation, pursuant to which (i) Bionutrics and Nostrum shall act in good faith in the selection and approval of the products for development and commercialization (“Functional Nutrition Products”); (ii) Nostrum shall make reasonable efforts to develop these products; and (iii) Nostrum shall receive no royalties for this license or for the performance of its product development obligations thereunder. Subject to Nostrum’s retained rights as the sole owner of any Nostrum Technology used or transferred in connection with the product license agreement, Bionutrics shall have exclusive rights with respect to all such Functional Nutrition Products.

(c) During the Three-Year Period, the parties shall negotiate in good faith one or more agreements for Formulations and/or Prestudies with respect to Target Active Agents jointly selected in good faith by the parties.

2.4 Effectiveness of License. Notwithstanding any other provision of this Agreement, the license grant provided for in this Article 2 shall not be effective and binding on either party for any purpose unless and until (i) all notes and other indebtedness of Bionutrics convertible into common stock of Bionutrics shall be paid, discharged or converted into common stock of Bionutrics; (ii) Bionutrics has no indebtedness that is secured by property of Bionutrics; (iii) Bionutrics has obtained agreement and signatures per a Lock-Up Agreement (substantially in the form of Exhibit A hereto) from Bionutrics’ shareholders constituting a minimum 19,500,000 shares of Bionutrics’ outstanding common stock; and (iv) Bionutrics has certified in writing to Nostrum that the events described in clauses (i) through (iii) have occurred.

Article 3 - Research Program
3.1 Nostrum’s Obligations

(a) Bionutrics and Nostrum shall confer on a regular basis regarding the status of Nostrum’s development of potential 505(b)(2) Products and Generic Products and Bionutrics’ interest in licensing those Products pursuant to this Agreement; provided, however, that Nostrum shall have no obligation to confer with, or disclose information to Bionutrics regarding any product that Nostrum has licensed, or concerning which it is negotiating a license with a third party (collectively, “Exempt Products”).

(b) Pursuant to Bionutrics’ reasonable request, Nostrum agrees that it will conduct and complete (or will have conducted and completed, as provided below) Formulations and Prestudies with respect to Products other than Exempt Products to establish in vivo performance with respect to those Products (the sequence of events in each case, a “Project”). Prior to the commencement of a Project, the parties shall develop a written Project plan setting forth the subject matter of the Project and an estimate of the costs and expenses that would be incurred by Nostrum in connection with the Project. Nostrum shall have the right, in its sole discretion, to contract with Enem Nostrum Remedies Pvt. Ltd. (“Enem”) or any of their respective Affiliates or to use third-party contractors to conduct Formulations and Prestudies in connection with the Projects as well as any other work under this Section 3.1. Nostrum agrees that the services to be provided by Nostrum, Enem, any of their Affiliates, or a third party shall be provided to Bionutrics at cost to Nostrum.

(c) With respect to each Project, Nostrum and Bionutrics shall provide each other with access to all information and copies of all records relating to the Project and the results of any related Prestudies.

(d) Nostrum will cooperate with Bionutrics in all phases of the work to be performed under Section 3.2, including, without limitation, the scale up, any Pivotal Studies and process validation.

(e) Within thirty (30) days of Bionutrics’ receipt of Nostrum’s invoice therefor, Bionutrics shall pay or reimburse Nostrum for its reasonable costs and expenses incurred in connection with the performance of the obligations set forth in this Section together with the costs and expenses that Nostrum may have incurred in connection with any Project agreed upon by the parties prior to the Effective Date.

3.2 Bionutrics Obligations.

(a) Bionutrics shall be responsible for all work preparatory to, and necessary for, the performance of any clinical studies (including Pivotal Studies for Generic Products) in connection with Projects initiated by Bionutrics with respect to any Products. Bionutrics’ obligation to conduct such studies with respect to any Product shall be contingent upon the Product’s successful completion of a Prestudy as well as stability testing and successful manufacture and release of finished product for use in the clinical studies.

(b) In the event that clinical studies conducted or arranged by Bionutrics on any Products demonstrate efficacy and safety in accordance with applicable FDA regulations, Bionutrics in cooperation with Nostrum shall prepare, submit and prosecute an application (an NDA or an ANDA, as the case may be), with the FDA. Bionutrics and Nostrum will each keep the other fully informed with respect to the development and commercialization of these Products including the preparation for, and the results of, any clinical studies and the prosecution of any applications with the FDA. Upon request by Bionutrics or Nostrum, the other party will provide the requesting party with copies of all documents and records in its possession or control relating to these activities. In the case of Generic Products, Bionutrics shall start the Pivotal Study within nine (9) months of the completion the respective Prestudy. Following the completion of a given Generic Product Pivotal Study, Bionutrics will within six (6) months file an ANDA with the FDA on that Generic Product. All applications shall be filed in the name of Bionutrics, which shall be responsible, at its own expense, for continuing the post-clinical and stability testing of the Product necessary for the approval thereof and for obtaining all governmental approvals for the manufacture and commercial sale of the Product in the Territory. Bionutrics will have full and complete ownership thereof.

(c)  Bionutrics shall be responsible for all costs and expenses incurred by it in connection with the performance of its obligations under this Section. Within thirty (30) days of Bionutrics’ receipt of Nostrum’s invoice therefor, Bionutrics shall pay or reimburse Nostrum for all reasonable costs and expenses which it may incur in providing assistance to Bionutrics in the performance of its obligations under this Section.

3.3 Diligence. Following Bionutrics’ receipt of FDA approval with respect to the manufacture and commercial sale of any Product in the United States, Bionutrics shall use diligent efforts to manufacture, market, distribute and sell the Product.

3.4 Excused Performance. All of Bionutrics’ diligence obligations with respect to the development and commercialization of a Product under this Agreement are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, or lack of regulatory approval, which warrants a delay in the commercialization of the Product.

3.5 Ownership of Results. Subject to the provisions of Section 9.6, all data and results obtained or generated by or on behalf of either Nostrum or Bionutrics in the performance of any Prestudy, Pivotal Study or other development activities related to the Products to be performed pursuant to this Agreement shall be the sole property of Bionutrics and shall be treated as Bionutrics’ Confidential Information pursuant to Article 5 of this Agreement. Nostrum will, at Bionutrics’ expense, undertake, without undue delay, to provide any and all documents deemed necessary to perfect this right, on an as-needed, as-requested basis.

3.6 Manufacture/Supply. Bionutrics shall have the right to manufacture or supply the Products or to have the Products manufactured and supplied by an Affiliate of Bionutrics; provided that the cost of goods for Products manufactured by Bionutrics or such Affiliate is competitive with the cost of goods for the Product as and if manufactured by a qualified third party manufacturer. Alternatively, Bionutrics shall have the right to contract with a suitable third party to manufacture and supply Bionutrics’ requirements for commercial supplies of the Products. Upon request Nostrum shall cooperate with Bionutrics in transferring and implementing the Nostrum Technology and Formulations related to the manufacture of the Products to the site Bionutrics chose for the manufacture of the Products in accordance with FDA guidelines applicable to the proposed transfer. Bionutrics shall reimburse Nostrum within thirty (30) days of Bionutrics’ receipt of Nostrum’s invoices for all reasonable out-of-pocket expenses which Nostrum may incur in connection with the performance of its obligations pursuant to this Section.

Article 4 - Payments

4.1 Stock Payment. In partial consideration for the license and other rights granted to Bionutrics hereunder, Bionutrics has issued to Nostrum Six Million (6,000,000) shares of its common stock in accordance with the provisions of a certain Stock Purchase Agreement between the parties dated as of June 16, 2004 (the “First Stock Purchase Agreement”), a copy of which is attached hereto as Exhibit B. The terms, conditions, representations and warranties contained in the First Stock Purchase Agreement are incorporated herein by reference.

4.2 Additional Stock Payment.

(a) In partial consideration for the license and other rights granted to Bionutrics hereunder, Bionutrics shall issue to Nostrum an additional Six Million (6,000,000) shares of its common stock (the “Shares”) in accordance with the provisions of that certain Stock Purchase Agreement between the parties dated as of March 16, 2005 (the “Second Stock Purchase Agreement”), a copy of which is attached hereto as Exhibit C. The terms, conditions, representations and warranties contained in the Second Stock Purchase Agreement are incorporated herein by reference.

(b) In the event that more than fifty percent (50%) of the Products tested during the Three-Year Period fail Pivotal Studies or other applicable clinical studies, and Bionutrics terminates the Projects relating to such Products by reason of such failure, Nostrum shall be required at the conclusion of the Three-Year Period to return to Bionutrics thirty-three percent (33%) of the Shares received pursuant to the Second Stock Purchase Agreement (adjusted for stock splits, stock dividends, reclassifications, recapitalizations, combinations and exchanges of shares) (the “Return Shares”). In the case of Nostrum’s failure to redeliver the Return Shares pursuant to this Section 4.2(b), Nostrum hereby authorizes Bionutrics to cancel the Return Shares. Nostrum hereby irrevocably and unconditionally (and by way of security for the performance of its obligations under this Section 4.2(b)) appoints any director of Bionutrics from time to time (other than a person who is also an officer or employee of Nostrum) its attorney in fact to execute in its name and on its behalf all documents, and to do all acts and things which the attorney shall in his discretion consider necessary or reasonable to effect the cancellation of the Return Shares.

4.3 Royalties. Bionutrics agrees to pay to Nostrum royalties on Net Sales of Generic Products in the Territory equal to fifty percent (50%) of Gross Profit (“Royalties”). These Royalties shall not apply to, nor shall Nostrum be entitled to Royalties on Net Sales of 505(b)(2) Products.

4.4 Manner of Payment. Within thirty (30) days after the first commercial sale of a Generic Product in the Territory, Bionutrics shall provide Nostrum with written notice to that effect. Thereafter, Bionutrics shall furnish to Nostrum within sixty (60) days following the close of each calendar quarter, a written report for the calendar quarter showing the Net Sales and Gross Profits from the sale of each Generic Product sold by Bionutrics and its Affiliates in the Territory during the calendar quarter and the Royalties payable under this Agreement for the calendar quarter. Simultaneously with the submission of the written report, Bionutrics shall pay to Nostrum, for the account of Bionutrics or the applicable Affiliate, as the case may be, a sum equal to the aggregate Royalty due for the calendar quarter calculated in accordance with this Agreement (reconciled for any previous overpayments or underpayments). All payments to Nostrum hereunder shall be made by wire transfer of immediately available funds to the account designated in writing by Nostrum.

4.5 Recordkeeping/Audits.

(a) Bionutrics and, to the extent applicable its Affiliates, shall keep complete and accurate records in sufficient detail to enable the Royalties payable hereunder to be determined. Upon the written request of Nostrum and not more than twice in each calendar year, Bionutrics and, to the extent responsible for the manufacture, sale or distribution of the Generic Products, its Affiliates, shall permit an independent certified public accounting firm of nationally recognized standing, which is bound by a confidentiality agreement in favor of Bionutrics to have access, at Nostrum’s expense, during normal business hours to those records of Bionutrics and such Affiliates which may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any twelve (12) month period. Nostrum shall provide notice at least thirty (30) days prior to the date of the intended audit. Nostrum shall have no right to audit any records with respect to any twelve (12) month period which ended more than ninth-six (96) months prior to the date of the request. The accounting firm shall only disclose to Nostrum the relevant Net Sales, Gross Profits and cost of goods sold information and whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be shared by the accounting firm with Nostrum. Nostrum’s audit rights under this Section shall survive the expiration or termination of this Agreement for a period of one (1) year.

(b) The cost of each audit conducted under this Section shall be borne by Nostrum unless an audit correctly determines that Bionutrics underpaid the Royalties due to Nostrum hereunder by more than five percent (5% ) during any twelve (12) month period, in which case Bionutrics shall pay to Nostrum the deficiency (as Bionutrics is required to do regardless of the amount thereof or the results, requirement or pendency of any audit) within fifteen (15) days of the date that a final audit report is issued, and shall also bear the cost of the audit. In the event that an audit determines that Bionutrics overpaid the Royalties due to Nostrum, Nostrum shall refund to Bionutrics the amount of the overpayment within fifteen (15) days of the date that a final audit report is issued.

(c) Nostrum shall treat all financial information subject to review under this Agreement in accordance with the confidentiality provisions of this Agreement and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Bionutrics, obligating it to maintain all such financial information in confidence pursuant to the confidentiality agreement.

4.6 Withholding. If at any time, any jurisdiction within the Territory requires the withholding of income taxes or other taxes imposed upon payments set forth in this Article, Bionutrics shall make the withholding payments as required and subtract the withholding payments from the payments set forth in this Article or, if applicable, Nostrum will promptly reimburse Bionutrics or its designee the amount of those payments. Bionutrics shall provide Nostrum with documentation of the withholding and payment. Any withholdings paid when due hereunder shall be for the account of Nostrum and shall not be included in the calculation of Net Sales or Gross Profits, as applicable. In addition, if any deficiency in the amount or failure to make any withholding payment is caused, in whole or in part, by any intentional or negligent action or inaction on the part of Nostrum, Nostrum shall be liable for any fine, assessment or penalty imposed by any taxing authority in the Territory for the deficiency in the amount of the withholding or the failure to make the withholding payment. If Bionutrics is required to pay a deficiency, or any fine, assessment or penalty for any deficiency, Nostrum shall promptly reimburse Bionutrics for those payments for which Nostrum is liable in accordance with this Section, which reimbursement shall not be included in the calculation of Net Sales or Gross Profits.

4.7 Board Representation. In further consideration for the license granted hereunder, Bionutrics agrees to use its best efforts to cause the Board of Directors of Bionutrics (i) to be comprised of at least three (3) members and (ii) to include at least one nominee of Nostrum; provided that Nostrum and its Affiliates are beneficial owners as of the record date for the election of directors of a minimum of two million shares of Bionutrics’ common stock (adjusted for stock splits, stock dividends, reclassifications, recapitalizations, combinations and exchanges of shares).

Article 5 - Confidentiality.

5.1 Confidentiality.

(a) During the term of this Agreement and for a period of ten (10) years after its expiration or termination, each party shall maintain as confidential the Nostrum Technology, any know-how relating to the Products, and any other proprietary, technical or business information received from the other party pursuant to this Agreement (“Confidential Information”) and shall only use the Confidential Information in furtherance of this Agreement. Both parties agree that any employees provided or given access to the other party’s Confidential Information shall be bound by confidentiality obligations essentially the same as those set forth herein. The foregoing obligations of confidentiality and use restrictions shall not apply, however, to the extent that the Confidential Information:

(i)	was known to the receiving party, as evidenced by its written records, prior to receipt from the other party;

(ii)	is in the public domain at time of receipt or subsequently enters the public domain through no breach of this Agreement by the receiving party;

(iii)
after the date of receipt from the disclosing party, is received without secrecy obligations from a third party with a bona fide right to disclose it without violating any right of the disclosing party;

(iv)
is independently developed by the receiving party without the aid, application or use of any of the disclosing party’s Confidential Information (and the independent development can be properly documented by the receiving party);

(v)
is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market the Product pursuant to this Agreement, but the disclosure may be only to the extent reasonably necessary to obtain the patents or authorizations;

(vi)
is necessary to be disclosed to agents, consultants, Affiliates and/or other third parties for the developing, making, using, selling or importing of Product (or for the third parties to determine their interest in performing those activities) in accordance with this Agreement on the condition that those third parties agree to be bound by confidentiality obligations and use restrictions at least as restrictive as those contained in this Agreement; or

(vii)
is required to be disclosed by law or court order, provided that notice is promptly delivered to the disclosing party in order to provide the disclosing party sufficient opportunity to seek a protective order or other similar order with respect to the Confidential Information and the receiving party thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the disclosing party.

(b) Confidential information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions set forth in this Section merely because the Confidential Information is embraced by more general information in the public domain or in receiving party’s possession. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or receiving party’s possession, but only if the combination itself and its principle of operation are in the public domain or in receiving party’s possession without having been supplied by disclosing party.

5.2 No Publicity or Disclosure of Agreement Terms. Neither party may use the name of the other party or its Affiliates in any publicity or advertising without the prior written permission of the other party. Notwithstanding the provisions of this Article, either party may disclose the terms of this Agreement to the extent necessary to (a) actual or potential lenders or investors; (b) actual or potential joint venture or merger partners; (c) the party’s agents, consultants, Affiliates and/or other third parties necessary to facilitate an actual or potential loan, investment, joint venture or merger with those parties; or (d) the party’s accountants, consultants and attorneys, for other corporate transactions and business, on a need to know basis. Bionutrics may also disclose portions of this Agreement in an 8-K or similar disclosure notice, as deemed necessary in its counsel’s sole discretion, to meet the public company reporting requirements of the Securities and Exchange Commission and applicable federal and state laws, rules and regulations.

Article 6 - Patents

6.1 Infringement and Third Party Licenses.

(a) In the event that Bionutrics’, or its Affiliates’ making, having made, using, offering for sale, selling or importing the Products infringes or misappropriates, will infringe or misappropriate or is alleged by a third party to infringe or misappropriate a third party’s patents or other intellectual property rights, the party hereto becoming aware of any of the foregoing situations shall promptly notify the other. The parties shall thereafter attempt to agree upon a course of action with respect thereto.

(b) Bionutrics shall be responsible, at Bionutrics’ expense, for the defense of any claims, demands, actions or proceedings arising from allegations that development, making, having made, using, offering for sale, selling or importing the Products infringes or misappropriates or will infringe or misappropriate a third party’s patents or other intellectual property rights. Upon Bionutrics’ request and expense, Nostrum shall cooperate with Bionutrics in the defense; provided that Bionutrics shall promptly reimburse Nostrum for reasonable out-of-pocket costs and expenses incurred by Nostrum in providing that cooperation.

(c) Notwithstanding anything to the contrary in this Agreement, Bionutrics shall be entitled to offset against any royalties due Nostrum hereunder (but only to the extent of reducing the royalties due Nostrum by up to fifty percent (50%) in any calendar quarter) fifty percent (50%) of any Litigation Expenses which Bionutrics may have incurred through the close of the calendar quarter for which royalties are then payable.

6.2 Infringement of Nostrum’s Intellectual Property Rights by a Third Party.

(a) Bionutrics and Nostrum shall promptly notify each other of any infringement of the patent rights included in the Nostrum Technology as applied to the Products, and/or any misappropriation or unauthorized use of any of the Nostrum Technology as applied to the Products, in the Territory which may come to their attention. Bionutrics shall have three (3) months to undertake reasonable efforts to obtain a discontinuance of the aforesaid infringement or unauthorized use of the patent rights and the Nostrum Technology as applied to the Products, and, if not successful, Bionutrics shall have the option, but is not required, to bring suit, at Bionutrics’ expense, against the infringer or unauthorized user. Nostrum may elect to join any suit initiated by Bionutrics.

(b) If Bionutrics fails or elects not to obtain a discontinuance of the infringement or unauthorized use and elects not to bring suit against the third party, then in that event Bionutrics shall give notice in writing to Nostrum of its election not to bring suit, within thirty (30) days following that election, and of the circumstances of the infringement or unauthorized use, including the evidence of the infringing activities and/or misappropriation or unauthorized use. Nostrum may, but is not required to (i) obtain a discontinuance of the infringing operation or unauthorized use; or (ii) bring suit against the third party. Any suit or action by Nostrum under this Section shall be conducted either in the name of Nostrum, or jointly in the names of Bionutrics and Nostrum, as may be required by the laws of the forum. Bionutrics shall, upon request, reasonably cooperate with Nostrum in the conduct of the suit or action. Nostrum shall, after reimbursing Bionutrics for Litigation Expenses, be entitled to retain and keep any damages received whether by judgment, settlement or otherwise, as a result of the suit or action.

Article 7 - Representations and Warranties

7.1 Representations and Warranties by Each Party. Each of Bionutrics and Nostrum hereby represents and warrants to the other party that:

(a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation

(b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

(c) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e) except for the governmental and regulatory approvals required to market the Product in the Territory, the execution, delivery and performance of this Agreement does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any applicable law, rule or regulation;

(f) this Agreement constitutes such party’s legal, valid and binding obligation enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(g) it shall comply with all applicable material laws, rules and regulations relating to the performance of its obligations relating to the Products under this Agreement.

7.2 Representations and Warranties of Nostrum. Nostrum hereby represents and warrants to Bionutrics that:

(a) it owns all right, title and interest in and to the Nostrum Technology as applied to the Products, free and clear of all liens and other charges and encumbrances;

(b) there are no adverse actions, suits or claims pending against Nostrum or any of its Affiliates in or before any court or governmental or regulatory authority with respect to the Products and/or the Nostrum Technology as applied to the Products, and no such actions, suits or claims have been threatened against Nostrum or any of its Affiliates;

(c) as of the Effective Date, to the best of Nostrum’s knowledge, there is no reason (e.g., debarment under the Act) that would prevent Bionutrics from using data and information supplied by Nostrum, as part of Bionutrics’ regulatory submissions for the Product.

7.3 Representations and Warranties of Bionutrics. Bionutrics hereby represents and warrants to Nostrum that it will make all filings required under applicable federal and state laws, rules and regulations.

7.4 Continuing Representations. The representations and warranties of each party contained in Sections 7.1, 7.2 and 7.3 shall survive the execution of this Agreement.

7.5 No Inconsistent Agreements. As of the Effective Date, each party represents to the other party that it has not and will not during the term of this Agreement, enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

ARTICLE 8 - INDEMNIFICATION

8.1 Indemnification by Nostrum. Nostrum shall, at its sole cost and expense, defend, indemnify and hold harmless Bionutrics and its Affiliates, and their respective officers, directors, agents and employees from and against all claims, liens, demands, damages, liability, actions, causes of action, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) (each a “Claim” and collectively “Claims”) to the extent the Claims arise out of or in connection with, result from, or are caused by: (i) any breach by Nostrum of its representations or warranties contained in Sections 7.1 or 7.2 of this Agreement; or (ii) the gross negligence or willful misconduct of Nostrum in the performance of its obligations under this Agreement; provided, however, that Nostrum shall have no liability or indemnification obligations hereunder to the extent a Claim is caused by the gross negligence or willful misconduct of Bionutrics, its Affiliates or their respective officers, directors, agents and employees.

8.2 Indemnification by Bionutrics. Bionutrics shall, at its sole cost and expense, defend, indemnify and hold harmless Nostrum and its Affiliates, and their respective officers, directors, agents and employees from and against all Claims to the extent the Claims arise out of or in connection with, result from, or are caused by: (i) any breach by Bionutrics of its representations or warranties contained in Section 7.1 or Section 7.3 of this Agreement; (ii) the gross negligence or willful misconduct of Bionutrics or its Affiliates in the performance of its or their obligations under this Agreement; (iii) the marketing, manufacture, use or sale of the Products in the Territory by or on behalf of Bionutrics or its Affiliates; or (iv) allegations that the manufacture, use or sale of the Products in the Territory by or on behalf of Bionutrics or its Affiliates infringes third party patents; provided, however, that Bionutrics shall have no liability or indemnification obligations hereunder to the extent that the Claim is caused by the gross negligence or willful misconduct of Nostrum, its Affiliates or their respective officers, directors, agents and employees.

8.3 Conditions to Indemnification. The obligations of the indemnifying party under Articles 8.1 and 8.2 are conditioned upon the delivery of written notice to the indemnifying party of any potential Claim promptly after the indemnified party becomes aware of the potential Claim. The foregoing notwithstanding, the parties acknowledge and agree that failure of the indemnified party promptly to notify the indemnifying party of a potential Claim shall not constitute a waiver of, or result in the loss of, a party’s right to indemnification under Articles 8.1 or 8.2, except to the extent that the indemnifying party’s rights, and/or its ability to defend against a Claim are materially prejudiced by the failure to notify. The indemnifying party is hereby authorized to carry out the sole management and defense of the potential Claim, and shall have the right to assume the defense of any suit or claim related to the Claim if it has assumed responsibility for the Claim in writing. However, if in the reasonable judgment of the indemnified party, the Claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

8.5 Limitation of Liability. With respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the parties expressly agree that the liability of a party to the other party for the breach shall be limited under this Agreement or otherwise at law or equity to compensatory damages only and in no event shall a party be liable for punitive or exemplary damages. The foregoing limitation will not prevent a party entitled to indemnification pursuant to this Agreement from recovering all components of any judgment or award against a party by an unaffiliated party.

Article 9 - Term and Termination

9.1 Term and Expiration. This Agreement shall continue unless and until terminated as provided herein and otherwise shall continue in effect for as long as Bionutrics and/or any of its Affiliates are marketing any Product.

9.2 Rights of Bionutrics to Terminate. Bionutrics may, upon written notice, terminate this Agreement with respect to a Product in the event that (i) Bionutrics reasonably believes that use of any portion of the Nostrum Technology as applied to the Product pursuant to the license granted hereunder would infringe any patent, copyright, trademark or other intellectual property right of a third party or misappropriate any trade secret of a third party; or (ii) the Product loses substantially all of its commercial value for Bionutrics, due to: (1) expected extraordinary competition or direct competition, or (2) decrease in sales of any corresponding product in the Territory based on International Marketing Service data or equivalent data relating to the market for the Product in the Territory.

9.3 Rights of Nostrum to Terminate. Nostrum may, upon written notice, terminate this Agreement in the event that any of the following conditions did not exist as of June 30, 2005: (i) Bionutrics has no unpaid or undischarged notes or other indebtedness that is convertible into common stock of Bionutrics; (ii) Bionutrics has no indebtedness that is secured by property of Bionutrics; (iii) Bionutrics has obtained agreement and signatures per a Lock-Up Agreement (substantially in the form of Attachment A hereto) from Bionutrics’ shareholders constituting a minimum 19,500,000 shares of Bionutrics’ outstanding common stock; and (iv) Bionutrics has certified in writing to Nostrum that the events described in clauses (i) through (iii) have occurred.

9.4 Termination for Cause. Either party shall have the right to terminate this Agreement with respect to a Product in the event the other party breaches any material covenant, representation or warranty of this Agreement relating to the Product and fails to cure the breach within sixty (60) days following written notice thereof.

9.5  Bankruptcy or Insolvency. Either party shall be entitled immediately to terminate this Agreement with respect to a Product upon the filing or institution of bankruptcy, reorganization (in connection with any insolvency), liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for the other party’s business, or if a substantial portion of the other party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding or the attachment of a substantial portion of a party’s assets the right to terminate shall only become effective if the proceeding or attachment is not dismissed within sixty (60) days after the filing thereof.

9.6  Effect of Termination.

(a) In the event that this Agreement is terminated by Nostrum pursuant to Section 9.3:

(i) the license granted to Bionutrics hereunder shall terminate, Bionutrics shall transfer to Nostrum all of the Formulations, processes and other technology, approvals, applications and records related to the development and commercialization of the Products, and Nostrum shall thereafter have the right to develop, manufacture and otherwise commercialize the Products in the Territory; and

(ii) the First and Second Stock Purchase Agreements shall be rescinded, and the shares of common stock of Bionutrics issued to Nostrum thereunder shall be returned to Bionutrics for cancellation.

(b) In the event that this Agreement is terminated pursuant to Section 9.2, 9.4 or 9.5 with respect to less than all of the Products hereunder, (i) the license granted to Bionutrics under Section 2.1 shall terminate with respect to the Products that are the subject of the termination; and (ii) Bionutrics shall transfer to Nostrum all of (a) the Formulations, processes and other technology relating to such Products; (b) the approvals and applications for such Products (except any NDAs or ANDAs which Bionutrics obtained hereunder for such Products), and (c) the records directly related to the development and commercialization of the Products; and (iii) Nostrum shall thereafter have the right to develop, manufacture and otherwise commercialize those Products in the Territory.

 9.7 Surviving Terms. The provisions of Section 9.6, and of Articles 5, 8 and 11 and the other provisions of this Agreement which by their expressed terms are to be performed or complied with subsequent to the termination or expiration of this Agreement, shall survive the termination or expiration and shall continue in full force and effect in accordance with their respective terms.

Article 10 - Force Majeure

10.1 No failure or omission by the parties in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the failure or omission shall arise from any cause or causes beyond the control of the party, including, but not limited to, strikes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, energy shortages and acts of government or governmental agencies or instrumentalities.

Article 11 - Miscellaneous
11.1 No Waiver. No failure by a party to exercise any rights hereunder in the event of a breach or violation hereof by the other party shall constitute a waiver of any of those rights. No waiver by any party of any breach or violation hereof by the other party, shall constitute a waiver of any rights in respect of any other or subsequent breach or violation.

11.2 Notices. All notices given under this Agreement shall be in writing and given by personal delivery, confirmed facsimile transmission, nationally recognized overnight courier (prepaid) or registered or certified mail, postage prepaid with return receipt requested. Notices shall be addressed:

If to Nostrum:	505 Thornall Street, # 304
Edison, New Jersey 08837
Attn: Nirmal Mulye, Ph.D.
Fax: (732) 635-0042

If to Bionutrics:	2415 East Camelback Road, Suite 700
Phoenix, Arizona 85022
Attn.: Ronald Howard Lane, Ph.D.
Fax: (602) 508-0115

A party may change its address by written notice given in accordance with this Section.

11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice or conflict of law principles thereof.

11.4 Independent Contractor. The parties shall be considered independent contractors, and neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to make either party an agent, employee or legal representative of the other, nor shall this Agreement be deemed to establish a joint venture or partnership.

11.5 Severability. In the event that any one or more of the provisions of this Agreement should be held to be invalid, illegal or unenforceable in any respect by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, then the provision shall be deleted with respect to that jurisdiction and the enforceability of the remaining provisions of this Agreement shall not otherwise be affected or limited.

11.6 Effect of Assignment. This Agreement shall be binding upon, and inure to the benefit of, each party and its permitted successors and assigns. Each party shall be responsible for the compliance by any of its permitted assigns with the terms and conditions of this Agreement.

11.7 Recording. Each party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the Territory, and Nostrum or Bionutrics, as the case may be, shall provide reasonable assistance to the other in effecting the recording, registering or notifying.

11.8 Further Actions. Each party agrees to execute, acknowledge and deliver the further instruments and to do all the other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.9 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto and is delivered to the other party. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. For purposes of this Agreement, a facsimile signature shall be treated in all respects as an original.

11.10 Entire Agreement. This Agreement, together with the attached exhibits,represents the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements and understandings, whether written or oral. No terms or provisions of this Agreement shall be varied or modified and no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

11.11 Interpretation and Headings. In this Agreement words in the singular shall be deemed to include the plural and vice versa and words identifying gender shall include the masculine, feminine and neuter, as the context requires. The headings in this Agreement are for convenience of reference only and shall not be used to interpret or define the provisions of this Agreement.

11.12. Dispute Resolution.

(a) Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section and that the procedures constitute legally binding obligations that are an essential provision of this Agreement.

(b)  Dispute Resolution Procedures.

(i) Negotiation. In the event of any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, either party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within thirty (30) days after the date of the notice (the "Dispute Notice Date").

(ii) Mediation. If the matter remains unresolved forty-five (45) days after the Dispute Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding administered and conducted by the American Arbitration Association (“AAA”) in New York City under its Commercial Mediation Rules, except that specific provisions of this Section shall override inconsistent provisions of the AAA Commercial Mediation Rules. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement ninety (90) days after the Dispute Notice Date.

(iii) Arbitration. If and to the extent that the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, then all the claims, controversies and disputes shall be settled by arbitration administered and conducted by the AAA in New York City under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators therein may be entered in any court having jurisdiction thereof.

(c) Preservation of Rights Pending Resolution.

(i) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(ii) Provisional Remedies. Although the procedures specified in this Section are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(d) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (e.g., estoppel and laches) shall be tolled while the procedures set forth in this Section are pending. The parties shall take all actions necessary to effectuate this result.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

NOSTRUM PHARMACEUTICALS, INC.	BIONUTRICS, INC.

By: /S/ NIRMAL MULYE, Ph.D.	By: /S/ RONALD HOWARD LANE, Ph.D.
Nirmal Mulye, Ph.D.	Ronald Howard Lane, Ph.D.
President	President

Exhibit “A”
Form of Lock-Up Agreement

BIONUTRICS, INC.
LOCK-UP AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of March __, 2005, by and among Bionutrics, Inc., a Nevada corporation (“Company”) and individuals or entities which prior to the date have acquired and as of the date hereof own shares of common stock, par value $0.001 (“Common Stock”) of the Company (“Stockholders”). Each Stockholder is referred to herein individually as a “Stockholder.” For purposes of this Agreement, the term “Common Stock” shall include both vested and non vested shares.

WHEREAS, on the date hereof, each of the Stockholders owns certain shares of Common Stock (“Stockholder Shares”),

WHEREAS, on the date hereof, certain of the Stockholders have certain rights, warrants, options or arrangements, which allow a person to acquire or require the Company to issue to a Stockholder shares of Common Stock (“Options”).

WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of limiting the manner and terms by which the Stockholder Shares and/or Options may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Restrictions on Transfer; Termination Date. The restrictions set forth in this Section shall apply to all of the Stockholder Shares and/or Options for a period which shall terminate on the earlier of (i) eighteen (18) months from the date hereof or (ii) the termination of this Agreement by the Company, in its sole discretion, prior to the Termination Date (“Lock-Up Period”). This Agreement shall terminate on the earlier of the two dates (“Termination Date”).

(a) Lock-Up Period. The Stockholder agrees that he, she or it will not, during the Lock-Up Period, sell, transfer, grant an option or other interest in, or otherwise dispose of in a public national exchange or market (collectively, a “Public Transfer”) any interest in any Stockholder Shares and/or Options except (i) as permitted under Section 1(b) hereof, (ii) pursuant to the provisions of Section 1(d) hereof, or (iii) upon a sale of the Company to an unaffiliated third party in a transaction approved by the Board of Directors and Stockholders holding a majority of shares outstanding; provided, however, that after the passage of nine (9) months from the date hereof, the Stockholder may sell an amount up to eleven percent (11%) per month (calculated on a non-cumulative basis) of the Stockholder Shares and/or Options that were owned by the Stockholder as of the date hereof. This Lock-Up Period shall apply to Stockholder Shares whether or not they are governed by Rule 144 of the Securities Act of 1933 (the “1933 Act”) or have been registered under the 1933 Act.

 (b) Private Sales; Company Right of First Refusal.

(i) Private Sales. A Stockholder who transfers Stockholder Shares and/or Options (a “Transferring Stockholder”) may transfer Stockholder Shares and/or Options in a private sale or by gift to an individual or entity in a transaction that does not involve a Public Transfer, and is in compliance with Rule 144 of the 1933 Act and other applicable federal and state securities laws (“Private Sale”). The Transferring Stockholder must comply with the provisions of this Section 1(b) and must deliver an opinion of counsel satisfactory to the Company that the transfer complies with Rule 144 and other applicable federal and state securities laws. In the case of any Private Sale, the transferees shall have agreed by execution of a copy of this Agreement to be bound by the provisions of this Agreement with respect to the Stockholder Shares so transferred.

(ii) Right of First Refusal. At least thirty (30) days prior to making any transfer of any Stockholder Shares or Options (other than pursuant to a “Permitted Transfer”, as defined in Section 1(d)), the Transferring Stockholder shall deliver an “Offer Notice” to the Company. The Offer Notice shall be in writing and shall contain, at a minimum, (i) the number of Stockholder Shares and/or Options that the Stockholder proposes to sell; (ii) the name and address of the proposed transferee; (iii) the proposed purchase price, terms of payment and other material terms and conditions of the proposed transfer; and (iv) an estimate, in the Transferring Stockholder’s reasonable judgment, of the fair value of any non-cash consideration offered by the proposed transferee. The Offer Notice shall be deemed to be an offer to sell the Transferring Stockholder’s Stockholder Shares and/or Options to the Company on the same terms and conditions as proposed by the third party. The Company may elect to purchase all or none of the Stockholder Shares and/or Options specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of election to the Transferring Stockholder within twenty (20) days after the delivery of the Offer Notice (the “Election Period”). The purchase of the Transferring Stockholder’s Stockholder Shares and/or Options subject to the Notice shall be made in accordance with Section 1(c) hereof. This Right of First Refusal shall not apply to Stockholder Shares and/or Options (a) permitted to be sold following the initial nine (9) months of this Lock-Up Agreement in accordance with Section 1(a) or (b) Permitted Transfers in accordance with Section 1(d) hereof.

(c) Procedures for Acquiring Stockholder Shares and/or Options. If the Company has elected timely to purchase Stockholder Shares and/or Options from the Transferring Stockholder, the purchase shall be consummated as soon as practicable after the delivery of the election notice, but in any event within fifteen (15) days after the expiration of the Election Period. To the extent that the Company has not timely elected to purchase all of the Stockholder Shares and/or Options being offered, the Transferring Stockholder may, within ninety (90) days after the expiration of the Election Period, transfer any remaining vested Stockholder Shares and/or Options to one or more third parties at a price no less than the price per share specified in the Offer Notice and on other terms no more favorable to the transferee than offered to the Company in the Offer Notice, and such purchases shall be conditioned upon all purchasers of Stockholder Shares and/or Options executing a copy of this Agreement. In the event the Offer Notice provides for any noncash consideration for the Stockholder Shares and/or Options or includes terms that differ from a direct purchase of the Stockholder Shares and/or Options, the Company and the Transferring Stockholder shall negotiate in good faith to determine the all cash purchase equivalent of the consideration and terms proposed in the Offer Notice. The Company shall only be required to pay cash for the Stockholder Shares and/or Options acquired from the Transferring Stockholder. At the closing of the purchase of Stockholder Shares and/or Options, the Transferring Stockholder shall provide representations and warranties as to title and that there are no liens or encumbrances on the Stockholder Shares and/or Options and shall sign all stock powers, releases and other documents as may reasonably be requested by the Company.

(d) Permitted Transfers. The restrictions contained in this Section shall not apply to the transfer of Stockholder Shares and/or Options by a Stockholder (a) pursuant to applicable laws of descent and distribution, or (b) to any person who directly or indirectly controls, is controlled by or is under common control with the Stockholder (“Permitted Transfer”).

(e) Involuntary Transfers. Prior to the Termination Date, any event which would cause a Stockholder’s Stockholder Shares and/or Options, or any interest therein, to be sold, awarded, or otherwise transferred, for consideration or otherwise, to any person, whether voluntarily, involuntarily or by operation of law shall be deemed to constitute an offer by that Stockholder to sell the Stockholder Shares and/or Options pursuant to Section 1(b). Upon the occurrence of any event specified in Section 1(d), the Company shall have the right to purchase such Stockholder Shares at their fair market value which shall mean the value determined by multiplying the number of Stockholder Shares subject to purchase in Section 1(e) by the average closing sales price per share of Common Stock for the ten (10) most recent trading days immediately following the date of receipt of the Offer Notice, or if no Offer Notice, the date upon which the Company became aware of the event set forth in Section 1(d). Upon the Company’s becoming aware of any of the events set forth in Section 1(d), the Company shall have the right, but shall not be obligated, to purchase all of the Stockholder Shares subject to transfer on the same terms and conditions as set forth in Sections 1(b) at a price equal to their fair market value. In the event the Company does not provide the Transferring Stockholder timely notice of its election to purchase pursuant to Section 1(b) after receipt of written notice by the Transferring Stockholder (or the proposed transferee if the Transferring Stockholder has not done so), the Transferring Stockholder or his transferee upon the occurrence of the event specified in Section 1(d) may retain the Stockholder Shares and/or Options, which shall remain subject to this Agreement.

2. Legend. Each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if transferred shares remain Stockholder Shares after a transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER AGREEMENTS SET FORTH IN A LOCK-UP AGREEMENT. A COPY OF THIS AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

The legend set forth above shall be removed from certificates evidencing shares which cease to be subject to this Lock-Up Agreement.

4. Transfers in Violation of Agreement. Any transfer or attempted transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record that transfer on its books or treat any purported transferee of those Stockholder Shares as the owner of the shares for any purpose.

5. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company unless the modification, amendment, termination or waiver is approved in writing by the Company. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of those provisions and shall not affect the right of a party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

6. Severability. In the event that any one or more of the provisions of this Agreement should be held to be invalid, illegal or unenforceable in any respect by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, then the provision shall be deleted with respect to that jurisdiction and the enforceability of the remaining provisions of this Agreement shall not otherwise be affected or limited.

7. Entire Agreement. This Agreement sets forth the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements, oral or written, between the parties which may relate to the subject matter hereof.

8. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any permitted subsequent holders of Stockholder Shares and the respective successors and permitted assigns of each of them, so long as they hold Stockholder Shares.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which taken together shall constitute but one and the same agreement.

10. Remedies. The Company and the Stockholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights hereunder. The parties acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and the Stockholder may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall either be deemed delivered when delivered personally, mailed first class (postage prepaid) three days after deposit in the U.S. mail or when sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below one day after deposit with a reputable courier service to any other recipient at the address indicated on Exhibit “A” hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated in the Company’s records, or at the address or to the attention of any other person the recipient party may specify by written notice pursuant hereto.

If to the Company at:	Bionutrics, Inc.
2415 East Camelback Road, Suite 700
Phoenix, AZ, 85016
Attn: Ronald Howard Lane, Ph.D.
Tel: (602) 508-0112
Fax: (602) 508-0115

12. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice or conflict of law principles thereof.

13. WAIVER OF JURY TRIAL. THE COMPANY AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Consent to Jurisdiction and Service of Process. All judicial proceedings brought by the parties with respect to this Agreement or the Stockholder Shares and/or Options hereunder may be brought in any state or federal court of competent jurisdiction in the State of New York and by execution and delivery of this Agreement the parties accept, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement. The parties hereby waive personal service of process and consent that service of process may be made by certified or registered mail, return receipt requested, as provided herein, and service so made shall be deemed completed on the third (3rd) Business Day after mailing.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement on the day and year first above written.

BIONUTRICS, INC.

By:
Its

STOCKHOLDER

Name:
Address:

THE SHARES BEING SUBSCRIBED FOR HEREIN HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, (THE “1933 ACT”) OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THEY ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION PURSUANT TO SECTION 4(2) OF THE 1933 ACT. THE SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SHARES ARE REGISTERED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL IS OBTAINED WHICH IS REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH OFFERS, SALES AND TRANSFERS MAY BE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of June 16, 2004, by and between Bionutrics, Inc., a Nevada corporation (the “Company”), and Nostrum Pharmaceuticals, Inc., a Delaware corporation (the “Investor”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Stock.

1.1 Sale and Issuance of Stock. On the basis of the representations, warranties and agreements contained herein and subject to the terms and conditions herein set forth, the Company agrees to issue six million (6,000,000) shares of its Common Stock, $.001 par value, and the Investor hereby subscribes for and agrees to purchase the Shares upon acceptance of this Agreement by the Company.

1.2 Payment. Investor is delivering with this Agreement a certain Product Development and License Agreement, dated as of June 16, 2004 (the “License Agreement”), setting forth an exclusive worldwide license under certain specified technology to develop, make, have made, use, import, offer for sale, market and sell the products specified in the License Agreement, as consideration, subject to its terms and conditions, for the Shares as a condition for the Closing of the offering.

1.3 Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall be deemed to have occurred when this Agreement has been executed by both the Investor and the Company and payment shall have been made as set forth in Section 1.2 above in consideration for the Company's promise and agreement to delivery within fifteen (15) days certificates representing the Shares subscribed for. If at the Closing any of the conditions specified in Article 6 hereof shall not have been fulfilled to the reasonable satisfaction of Investor, then Investor shall, at its election, be relieved of all of its obligations under this Agreement, without thereby waiving any other rights it may have by reason of such failure or unfulfillment. If at the Closing any of the conditions specified in Article 5 hereof shall not have been fulfilled to the reasonable satisfaction of the Company, the Company shall, at its election, be relieved of all of its obligations under this Agreement, without thereby waiving any other rights it may have by reason of such failure or unfulfillment.

2. Representation and Warranties of the Company. The Company hereby represents and warrants to the Investor as follows:

2.1 Organization, Good Standing and Qualification. The Company is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, operations, prospects, condition (financial or other), or properties.

2.2 Capitalization. The authorized capital of the Company consists of:

(i) Common Stock. 45,000,000 shares of common stock (“Common Stock”), par value $.001, of which 8,302,600 shares are issued and outstanding as of March 31, 2004.

(ii) Preferred Stock. 5,000,000 shares of preferred stock (“Preferred Stock”), par value $.001, 591,685 shares of which are outstanding and convertible into 118,370 of common stock at the election of the Company or shareholder. Further Preferred Stock may be issued from time to time in one or more series and the Board of Directors is authorized to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each such series.

(iii) Warrants, Options and Other Rights. There are no preemptive rights or rights of first refusal for the purchase or acquisition from the Company of any shares of its capital stock. As of March 31, 2004, there were outstanding warrants and options to purchase up to 986,500 shares of Common Stock.

2.3 Subsidiaries, Etc. The Company’s direct or indirect ownership in any other corporation, partnership, joint venture association or other business enterprise, are stated in its Form 10-K for the year ended October 31, 2001, has not materially changed from that date, and the Investor can rely upon that information as being true and correct as of the date of this transaction.

2.4 Valid Issuance of Shares. All of the outstanding shares of the Company's stock have been duly and validly authorized and issued, are fully paid and nonassessable, and no further approval or authority of the stockholders or the directors of the Company will be required by the Company for the issuance of the Shares. The Shares when issued and paid for in accordance with the terms of this Agreement will be duly authorized, validly issued and outstanding, fully paid and nonassessable, free from preemptive rights and will be free from any pledge, lien, encumbrance or restriction on transfer other than restrictions on transfer under applicable state and federal securities laws and issued in compliance with all state and federal securities laws.

2.5 Financial Statements.

(a) The Company has delivered to Investor true and correct copies of (i) its Form 10-K for the year ended October 31, 2001, (ii) the unaudited consolidated balance sheets of the Company and its subsidiaries for the years ended October 31, 2002 and October 31, 2003 and the six-month period ended March 31, 2004 and (iii) the related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company and its subsidiary as of October 31, 2002, October 31, 2003 and March 31, 2004, respectively (collectively, the “Balance Sheets”). Except as otherwise stated in the notes thereto, the Balance Sheets have been prepared in conformity with United States generally accepted accounting principles (and except that the unaudited Balance Sheets may not contain all notes) applied, except as stated therein, on a consistent basis. The Balance Sheets are true and correct and fairly present the financial position, result of operations and cash flows and changes in financial position of the Company as of the dates and for the periods indicated. If and when filed by the Company with the Securities and Exchange Commission the “SEC”) the financial statements in the annual reports on Form 10-K for the years ended October 31, 2002 and 2003 including Form 10-Q for each three-month period subsequent to the year ended October 31, 2001 will not be materially different to the Balance Sheets for the respective periods and only be subject to non-material year-end adjustments in case of any Balance Sheets for a three-month period subsequent to the year ended October 31, 2003. The Company, within 120 days, intends to obtain a certified public accountant to conduct an audit for the Company’s fiscal years 2002 and 2003, and to review quarterly filings of the Company to bring it current with the SEC. The Investor can rely upon the unaudited financials noted above and supplied by the Company as being a true and correct reflection of the Company’s financial condition for the respective dates, and as such will be similarly reflected in the Company’s forthcoming audit.

(b) Except as reflected in the Balance Sheets, the Company has no liabilities, absolute or contingent, material to the operations, business, prospects, assets, properties or condition (financial or other) of the Company, other than (i) ordinary course liabilities incurred since the last date of such Balance Sheets in connection with the conduct of the business of the Company, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under United States generally accepted accounting principles to be reflected in the Balance Sheets, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

2.6 Tax Returns and Audits. The Company last filed a tax return with respect to fiscal year 2000. Segal Miller McClain has prepared returns for 2001, 2002, 2003 and 2004, which will be filed upon receipt of certain information from InCon Processing, LLC. The Company owes no taxes for those years as expenses exceeded revenues. The Company is not delinquent in the payment of any such tax or in the payment of any assessment or governmental charge. The Company has not received notice of any tax deficiency proposed or assessed against it, and it has not executed any waiver of any statute of limitations on the assessment or collection of any tax. None of the Company’s tax returns has been audited by governmental authorities in a manner to bring such audits to the Company’s attention. The Company does not have any tax liabilities except those reflected on the Balance Sheets or incurred since the Balance Sheet Date in the ordinary course of business.

2.7 Licenses. The Company possesses from the appropriate agency, commission, board and government body and authority, whether state, local or federal, all material licenses, permits, authorizations, approvals, franchises and rights that are necessary for it to engage in the business currently conducted by it. The Company has no reason to believe that it will not be able to obtain all licenses, permits, authorizations, approvals, franchises and rights that may be required for any business the Company proposes to conduct.

2.8 Books and Records. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.9 No Conflict with Other Instruments. Neither the authorization, issuance and sale of the Shares, nor the execution, delivery and performance by the Company of this Agreement nor the consummation of the transactions herein contemplated, will: (i) contravene or conflict with or constitute a breach of, permit the termination of, constitute a default under, or violation of (A) the Articles of Incorporation, as amended, or bylaws of the Company, (B) any material agreement, indenture, mortgage, deed of trust or other material instrument or agreement or undertaking by which the Company is bound or to which any of its properties or assets is subject, or, (C) to the knowledge of the Company, a violation of any law, administrative regulation, or court decree to which the properties or assets of the Company is subject; or (ii) result in the creation or imposition of any material Lien upon the property or assets of the Company. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or restriction of any kind in respect of such asset.

2.10 Authorization. The Company has the corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate actions, and this Agreement constitutes a legal, valid, binding and enforceable obligation of the Company. No consent, approval, authorization or order of any court or governmental agency or board or any other third party, or registration, qualification, designation or filing with any Federal, state or local authority is required to consummate the transactions contemplated by this Agreement.

2.11 Disclosure. The Company has not knowingly withheld from Investor any material facts relating to the assets, business, operations, financial condition or prospects of the Company. No representation or warranty in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished to Investor pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

2.12 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of the Company, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

3. Representations and Warranties of Investor. By executing this Agreement, Investor hereby represents and warrants to and covenants with the Company as follows:

3.1 Authorization. Investor has the power and authority to enter into this Agreement and to perform all of its obligations hereunder and this Agreement constitutes a valid, binding and enforceable obligation of Investor.

3.2 Legal Investment and Compliance with Laws. The purchase of the Shares by Investor is legally permitted by all laws and regulations to which Investor is subject and all consents, approvals, authorizations of or designations, declarations, or filings in connection with the valid execution and delivery of this Agreement by Investor or the purchase of the Shares by Investor has been obtained, or will be obtained. Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) any foreign exchange restrictions applicable to such purchase, and (ii) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Such Investor's subscription and payment for, and its continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of its jurisdiction.

3.3 Access to Information. Investor acknowledges that it has received the Company's Form 10-K for the period ended October 31, 2001, the Forms 10-Q filed subsequent thereto and the Balance Sheets (the “Offering Documents”), and is familiar with and understands the operations of the Company.

(a)  Investor understands and acknowledges that the Offering Documents provided in connection with this investment have been prepared by the Company. Accordingly, Investor understands and acknowledges that no independent investment banking firm or legal counsel have passed upon or assumed any responsibility for the accuracy, completeness or fairness of the information contained in the Offering Documents.

(b)  Investor understands and acknowledges that any financial projections provided in connection with this investment have not been prepared by independent accountants and are based on numerous assumptions regarding sales, revenues and expenses and other factors which may not be realized in the future.

(c)  Investor acknowledges that it has been encouraged to rely upon the advice of its legal counsel and accountants or other financial advisers with respect to the financial, tax and other considerations relating to the purchase of the Shares and has been offered, during the course of discussions concerning the purchase of the Shares, the opportunity to ask such questions and inspect such documents concerning the Company and its business and affairs as Investor has requested so as to understand more fully the nature of the investment and to verify the accuracy of the information supplied.

(d)  Investor represents and warrants that, in determining to purchase the Shares, it has relied solely upon the documents provided and the advice of its advisors with respect to the tax, foreign and U.S., and other con-sequences involved in pur-chasing the Shares.

3.4 Acquisition for Investment and Unregistered Nature of the Shares.

(a)  Investor represents and warrants that the Shares being acquired are being acquired for its own account without a view to public distribution or resale and that Investor has no contract, understanding, agreement or arrangement to sell or otherwise transfer or dispose of the Shares or any portion thereof to any other person, except that as many as 1,050,000 of such Shares may be transferred to Investor’s advisor and attorneys as compensation for their services in connection with this and other transactions.

(b)  Investor represents and warrants that it (i) is experienced in evaluating and investing in securities of companies in the developmental stage and acknowledges that it can fend for itself, (ii) can bear the eco-no-mic risk of the purchase of the Shares including the total loss of its in-vest-ment, and (iii) has such knowledge and experience in business and financ-ial mat-ters as to be capable of evaluat-ing the merits and risks of an invest-ment in the Shares.

(c)  Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or the securities laws of any state and are sub-ject to substantial restrictions on resale or transfer.

(d)  Investor agrees that it will not sell or otherwise trans-fer or dispose of the Shares or any portion thereof unless such Shares are registered under the 1933 Act and any applicable state securities laws, or unless Investor obtains an opinion of counsel which is reasonably satisfactory to the Company that such Shares may be sold in reliance on an exem-ption from such registration requirements.

(e)  Investor understands that (i) the Company may place a legend on any certificates representing the Shares indicating that the Shares may not be transferred except in accordance with an exemption from the 1933 Act; (ii) the Company will not register a transfer not made in accordance with an exemption from the 1933 Act; and (iii) Investor therefore may be precluded from selling or otherwise transferring or dis-pos-ing of any of the Shares or any portion thereof for an indefinite period of time or at any par-ticular time.

3.5 Further Representations and Understandings.

(a)  Investor understands that no federal or state agency including the SEC, the Arizona Corporation Commission or the securi-ties commission or author-ities of any other state has approved or disapproved the Shares, passed upon or endorsed the merits of the offering or the accuracy or adequacy of the documents, or made any finding or determination as to the fairness of the Shares for public investment and any representation to the contrary is a criminal offense.

(b)  Investor understands that the Shares are being offered and sold in reli-ance on specific exemptions or exclusions from the registration requirements of federal and state laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the suitability of Investor to acquire the Shares.

(c)  Investor represents and warrants that the information set forth herein concerning Investor is true and correct.

3.6 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by Investor, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

4. Registration Rights.

4.1 Registration Statement. The Company shall upon the Investor’s request (i) prepare and file with the SEC a Registration Statement under the 1933 Act covering the Shares or shall include the Shares in any other Registration Statement it is obligated to file subsequent to the date hereof, (ii) use its best efforts to have such Registration Statement rendered effective under the 1933 Act as soon as practicable thereafter, and (iii) take such action as may be necessary to have such Registration Statement remain effective under the 1933 Act, free of material misstatements or omissions, for the period during which Investor is subject to the time, volume restrictions, or manner of sale limitations under Rule 144 of the 1933 Act (“Rule 144”), or any successor rule or regulation (the “Effective Period”). The Company shall bear all fees, disbursements and out-of-pocket expenses incurred in connection with the preparation and filing of such Registration Statement, including any amendment or supplement thereto necessary to cause the same to remain free of material misstatements or omissions during the period the Registration Statement remains effective under the 1933 Act, except as provided in Section 4.6 hereof.

4.2 Black-out Period. Any period within the Effective Period during which the Company fails to keep the Registration Statement effective and usable for resales of the Shares, or requires pursuant to this Section 4.2 that the Investor not effect sales of the Shares pursuant to the Registration Statement, is hereafter referred to as a “Suspension Period.” A Suspension Period shall commence on the date set forth in a written notice by the Company (with respect to which the Company shall use good faith efforts (consistent with legal and contractual obligations) to deliver to the Investor (not less than two Business Days in advance of any proposed or anticipated Suspension Period) that the Registration Statement is no longer effective or that the prospectus included in the Registration Statement is no longer usable for resales of Shares or, in the case of a suspension pursuant to this Section 4.2 the date specified in the notice delivered by the Company pursuant to this Section 4.2, and shall end on the date when the Investor either receives the copies of the supplemented or amended prospectus or is advised in writing by the Company that use of the prospectus or sales may be resumed, provided, however, that (i) there shall be no Suspension Period for the period of time commencing on the Closing Date and ending one-hundred twenty (120) days thereafter; (ii) no Suspension Period shall last more than 60 days, such that notwithstanding anything else in this Agreement, such Suspension Period shall expire, if it has not expired earlier pursuant to the terms hereof, on its 60th day, and (iii) each Suspension Period shall extend the Effective Period by the same length of time, and the Company shall take all necessary actions to cause the same as promptly as possible. Upon each such extension, the Company shall notify the Investor of the extended expiration date of the Effective Period.

4.3 Registration Procedure. To effect the registration of the Shares under the 1933 Act, the Company shall:

(i) prepare and file with the SEC a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities;

(ii) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities;

(iii) furnish to Investor such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as Investor and underwriters may reasonably request in order to facilitate the public offering of such securities;

(iv) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of the State of Nevada, Arizona, New York and five other states, except that Investor may request such other states in which the Company will register and bear such fees and expenses in connection with such registration, as Investor may reasonably request within twenty (20) days following the original filing of such registration statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

(v) notify Investor participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(vi) notify Investor promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

(vii) prepare and file with the SEC, if necessary, promptly upon the request of Investor, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for Investor (and concurred in by counsel for the Company), is required under the 1933 Act or the rules and regulations thereunder in connection with the distribution of the Shares by Investor;

(viii) prepare and promptly file with the SEC, if necessary, and promptly notify Investor of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the 1933 Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

(ix) advise Investor, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(x) not file any amendment or supplement to such registration statement or prospectus to which Investor shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or the rules and regulations thereunder, after having been furnished with a copy thereof at least five business days prior to the filing thereof, unless in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable law; and

(xi) at the request of Investor, furnish on the effective date of the registration statement and, if such registration includes an underwritten public offering, at the closing provided for in the underwriting agreement: (a) opinions, dated such respective dates, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to Investor making, covering such matters as such underwriters and Investor may reasonably request, in which opinion such counsel shall state (without limiting the generality of the foregoing) that (1) such registration statement has become effective under the 1933 Act; (2) to the best of such counsel’s knowledge no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act; (3) the registration statement and each amendment or supplement thereto comply as to form in all material respects with the requirements of the 1933 Act and the applicable rules and regulations of the SEC thereunder (except that such counsel need express no opinion as to financial statements contained therein); (4) to the best of the knowledge of such counsel neither the registration statement nor any amendment nor supplement thereto contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except that such counsel need express no opinion as to financial statements contained therein); (5) the description in the registration statement or any amendment or supplement thereto of legal and governmental proceedings and contracts are accurate and fairly present the information required to be shown; and (6) such counsel does not know of any legal or governmental proceedings, pending or threatened, required to be described in the registration statement or any amendment or supplement thereto which are not described as required nor of any contracts or documents or instruments of the character required to be described in the registration statement or amendment or supplement thereto or to be filed as exhibits to the registration statement, which are not described or filed as required; and (b) letters, dated such respective dates, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to Investor making such request, covering such matters as such underwriters and Investor may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the 1933 Act and that in the opinion of such accountants the financial statements and other financial data of the Company included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the 1933 Act

4.4 Cooperation with Company. Investor will cooperate with the Company in all respects in connection with this Article 4, including timely supplying all information reasonably requested by the Company (which shall include all information regarding the Investor and proposed manner of sale of the Shares required to be disclosed in the Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Shares and entering into and performing its obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering

4.5 Termination of Registration Rights. The Company's obligation under Article 4 to register the Shares held by Investor shall terminate upon the earlier of (i) the date that all of the Shares have been sold pursuant to the Registration Statement, (ii) the date the Investor receives an opinion of counsel to the Company, which opinion shall be reasonably acceptable to the Investor, that the Shares may be sold under the provisions of Rule 144 without limitation as to volume, (iii) the date when all Shares have been otherwise transferred to persons who may trade such Shares without restriction under the 1933 Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (iv) the date when all Shares may be sold without any time, volume or manner limitations pursuant to Rule 144(k) or any similar provision then in effect under the 1933 Act in the opinion of counsel to the Company, which counsel shall be reasonably acceptable to the Investor.

4.6 Indemnification. The Company agrees to indemnify and hold harmless the Investor against any and all losses, claims, damages, liabilities and expenses, which Investor may suffer arising out of any untrue statement of a material fact in a Registration Statement filed in connection with the registration rights granted by this Article 4, or arising out of any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable to the extent that such losses, claims, damages, liabilities or expenses arise out of any untrue statement or omission which has been made therein or omitted therefrom in reliance upon information relating to the Investor furnished in writing to the Company by the Investor for use in connection therewith.

4.7 Fees and Commissions. All underwriting and/or brokerage discounts, fees and commissions in respect of the registration of the Shares under this Article 4 and applicable transfer taxes payable upon sale of the Shares, and any counsel fees or disbursements for counsel for Investor and out-of-pocket expenses of Investor in connection with the registration of Shares under this Article 4 shall be paid and borne by Investor.

4.8 Registration Rights of Transferees. The registration rights granted to Investor pursuant to this Article 4 shall also be for the benefit of, and enforceable by, any subsequent holder of the Shares, whether or not any express assignment of such rights to any such subsequent holder is made, so long as such subsequent holder acquires at least fifteen percent (15%) of the Shares then outstanding.

5. Conditions to Obligations of the Company. The obligations of the Company under this Agreement are subject to satisfaction of the following conditions at or prior to the Closing, any of which may be waived by the Company:

5.1 Representations and Warranties Correct. All of the representations and warranties of Investor contained in this Agreement shall be true and correct in all material respects as of the Closing with the same effect as if made on the date of Closing.

5.2 Performance of Covenants and Agreements. All of the covenants and agreements of Investor contained in this Agreement and required to be performed on or before the date of Closing shall have been performed in all material respects to the reasonable satisfaction of the Company.

5.3 Legal Action.

(a)  There shall not have been instituted any material legal proceeding seeking to prohibit the consumma-tion of the transactions contemplated by this Agreement.

(b)  None of the parties hereto shall be prohibited in any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no material action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

6. Conditions to Obligations of Investor. The obligations of Investor under this Agreement are subject to satisfaction of the following conditions at or prior to the Closing, any of which may be waived by Investor.

6.1 Representations and Warranties Correct. All of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing with the same effect as if made on the date of Closing.

6.2 Legal Action.

(a)  There shall not have been instituted or threatened any legal proceedings seeking to prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages from Investor with respect thereto.

(b)  None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

7. Legends. The certificates evidencing any of the Shares shall be endorsed with the legend set forth below, and Investor covenants that Investor shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legend endorsed on such certificate:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, (THE “1933 ACT”) OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THEY WERE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION PURSUANT TO SECTION 4(2) OF THE 1933 ACT. THE SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SHARES ARE REGISTERED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IS OBTAINED WHICH IS REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH OFFERS, SALES AND TRANSFERS MAY BE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

8. Miscellaneous.

8.1 Notices. All notices or other communications given or made hereunder shall be in writing and shall be deemed delivered personally to the party being given notice or by facsimile, overnight courier service or by registered or certified mail, return receipt requested, postage prepaid if to Investor at its address set forth herein or if to the Company at 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016 or at such other address as may have been furnished by the Company to Investor.

8.2 Construction. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Arizona without giving effect to principles of conflicts of law.

8.3 Entire Agreement; Amendments and Waiver. This Agreement and the License Agreement set forth the entire understanding of the parties with respect to the transactions contemplated hereby, and neither party shall be bound by nor deemed to have made any representations and/or warranties except those contained herein or therein or incorporated herein or therein by reference. The provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of Investor.

8.4 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, estate, successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.5 Nominees for Beneficial Owners. In the event that any Shares are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the Investor for purposes of any request or other action by the Investor or pursuant to this Agreement or any determination of any number or percentage of shares of Shares held by the Investor contemplated by this Agreement. If the beneficial owner of any Shares so elects, the Company may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Shares.

8.6 Headings. The terms used in this Agreement shall be deemed to include the masculine and the feminine in the singular and the plural as the context requires. The headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

8.7 Survival of Representations and Warranties. All representations and warranties contained herein will survive the execution and delivery of this Agreement and delivery of and payment for the Shares regardless of any investigation made by or on behalf of the parties.

8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date indicated above.

NOSTRUM PHARMACEUTICALS, INC.
203 Somerset Court
Princeton, New Jersey 08540

/S/ NIRMAL MULYE, Ph.D.
By: Nirmal Mulye, Ph.D.
Its: President

BIONUTRICS, INC.

/S/ RONALD H. LANE, PhD.
By: Ronald H. Lane, Ph.D.
Its: President